Exhibit 23.3

Consent of Ipsos-Insight, LLC

We hereby consent to (1) the use of and all references to the name of IPSOS-INSIGHT, LLC (d/b/a Ipsos Health) in the prospectus included in the registration statement on Form S-1 of ADial Pharmaceuticals, LLC (the “Company”) and any amendments thereto (the “Registration Statement”); including, but not limited to, the use of the information supplied by us and set forth under the “Prospectus Summary” and “Business” sections; and (2) the filing of this consent as an exhibit to the Registration Statement by the Company for the use of our data and information cited in the above-mentioned sections of the Registration Statement. If, subsequent to the date of this Consent, the Company proposes to amend the Registration Statement to: (i) include additional information provided by us or (ii) materially modify the interpretation of the existing information, we will promptly review the modifications in accordance with our agreement with the Company and, if approved, enter into a revised Consent.

Sincerely,

By:	/s/ Mark Campbell
Name: Mark Campbell
Title: VP & Treasurer

August 31, 2017